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Franklin Limited Duration Income Trust
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Franklin Limited Duration Income Trust One Franklin Parkway San Mateo, CA 94403-1906

October 13, 2016

LESS THAN 15 DAYS BEFORE THE ANNUAL MEETING OF FRANKLIN LIMITED DURATION INCOME TRUST

DEAR SHAREHOLDERS,

The Annual Meeting of your Fund will be held on October 28, 2016. You only have 15 days or less to vote your shares by returning your WHITE proxy card. As we have addressed in previous letters to you, it is essential that you protect your interests and support your Board nominees by voting against the dissident hedge fund's shareholder proposal. Your Board believes that the dissident's proposal would significantly damage, if not outright destroy, your Fund.

Your Board believes that it would be foolish and wasteful to allow the dissident to destroy your Fund—especially since under your current Board, the Fund has generated excellent year-to-date performance through September 30, 2016, with positive returns of 18.35% at market price and 10.49% at net asset value, and outperformed its blended benchmark index that returned 8.82% over the same period.1 In addition, your Fund's market price discount to net asset value has decreased to only 7.64% as of September 30, 2016.

As you prepare to vote, please consider that the dissident hedge fund has:

1.   Introduced a proposal that pressures your Fund to conduct an unlimited tender offer, and then to potentially cancel that tender offer and instead, open-end or liquidate the Fund, which could significantly drain your Fund's assets and could even lead to the liquidation of your Fund and create a potential tax liability for you; and

2.   Nominated three dissident candidates who have NO closed-end fund board experience for election to your Fund's Board, replacing your Fund's three experienced independent nominees.

Your Board will continue to fight for ALL shareholders. We need your vote to ensure that your Fund does not have to liquidate the leverage that it uses to enhance returns, does not have to sell its portfolio securities at "fire sale" prices, and does not expose shareholders to paying increased capital gains taxes.

WE NEED TO HEAR FROM YOU TODAY

Your fellow shareholders who have already voted, overwhelmingly support your Fund's nominees and oppose the dissident's shareholder proposal, but in order to prevail we need every shareholder to vote.

1 The blended benchmark index consists of 1/3% Bloomberg Barclays U.S. Mortgage-Backed Securities Index,
1/3% Credit Suisse Leveraged Loan Index and 1/3% Credit Suisse High Yield Index.

Please take a few minutes to sign, date and mail the WHITE proxy card. We believe the vote outcome will come down to participation from our retail shareholder base and we are asking that you help maximize shareholder voting in order to protect your investment.

Thank you for your continued loyalty and support.

SINCERELY,

/S/RUPERT H. JOHNSON, JR
RUPERT H. JOHNSON, JR.
CHAIRMAN OF THE BOARD

•	Please do not return Saba's Gold proxy card, even to vote against Saba's nominees, as this will cancel out any WHITE proxy card for the Fund that you have previously returned.
•	If for any reason you have already voted using Saba's Gold proxy card, you have the right to change your vote by signing, dating and mailing back the Fund's WHITE proxy card.
•	Your broker cannot vote your shares on your behalf. In order for your voice to be heard, you must personally take action by signing, dating and mailing the Fund's WHITE proxy card.
•	If you have any questions regarding the shareholder meeting or voting, please call the Fund'sproxy solicitor, D.F. King, toll free at (800) 431-9642.

Total return quoted reflects reinvestment of the Fund's dividends and capital gain distributions, if any, and any unrealized gains or losses. They do not reflect any sales charges paid at inception or brokerage commissions paid on secondary market purchases, nor do they reflect any taxes that a shareholder would pay on Fund dividends, capital gains distributions, if any, or any realized gains on the sale of Fund shares. Total returns for less than one year have not been annualized.

Source for indexes: FactSet. Indexes are unmanaged, and one cannot invest directly in an index. They do not reflect any fees, expenses or sales charges.

Performance data represents past performance, which does not guarantee future results. Please call Franklin Templeton Investments at (800) DIAL BEN or visit franklintempleton.com for the Fund's long-term performance record and most recent month-end performance. The Fund's investment return and principal value will fluctuate, and you may have a gain or loss when you sell your shares.
All investments involve risks, including possible loss of principal.

FTFLTR4